Universal Corporation

Page 5


Contact:                                                  Release:
KAREN M.L. WHELAN                                         2:15 p.m. Eastern Time
Phone:      (804) 359-9311
Fax:        (804) 254-3594
email:       investor@universalleaf.com


              UNIVERSAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS

RICHMOND, VA,  OCTOBER 26, 1999 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, said today that the company's net income for the quarter ended
September 30, 1999, was $29.5 million, or $.93 per share, which was significantly above the $27.1 million, or $.78 per share, reported in the first quarter of fiscal year 1999. Timing of tobacco shipments and a one-time gain from the sale of the company's interest in a tobacco joint venture were major factors in the earnings increase. Revenues were $783 million compared to $879 million in the first quarter of fiscal year 1999. The lower revenues were anticipated as a result of the smaller flue-cured crop in the United States and lower tobacco prices in Brazil caused by lower currency values.

         Excluding the one-time gain, operating earnings for tobacco were down. One factor in those results was the reduction of the U.S. flue-cured crop in response to increased U.S. stabilization inventories and lower demand by manufacturers, and, although the effect of flooding from Hurricane Floyd has not yet been fully tallied, management does not believe that it caused any significant further reduction in current marketings. Volumes of Brazilian tobacco shipped were also lower than those of the first quarter of fiscal year 1999, despite the large Brazilian crop, because of benefits from shipment timing last year. However, shipments of African tobacco and dark tobaccos were higher in the quarter, reflecting shipments that customers delayed from fiscal year 1999, and earnings from the company's oriental tobacco joint venture improved significantly due to similar shipment timing changes.

         During the quarter, the company recognized a gain on the sale of its interest in a tobacco joint venture. The after-tax gain recorded in this quarter was about $2.6 million, or $.08 per share.

         Despite the adverse effect of the stronger U.S. dollar, the company's Netherlands-based lumber products distribution business reported increased revenues and operating income on translation of guilder results. Improved weather led to a high level of activity in the construction sector after a protracted period of poor conditions. Higher world prices for hardwood further benefited margins. Results for the agri-products business were slightly down as strong results from rubber, nuts, and canned and frozen foods partially mitigated the effects of weather and economic difficulties in tea markets.

         The company continues its share purchase programs, which have been in progress since May 6, 1998, and to date has purchased 4.5 million shares of Universal common stock at a total price of approximately $143 million. The programs provide for purchases of up to $200 million. Currently, about 31 million common shares are outstanding.

         Mr. Harrell stated, "As Universal begins fiscal year 2000, we believe that our strategy is proving itself in the face of what have been, and continue to be, very difficult market conditions. We expect that uncommitted flue-cured and burley tobacco inventories in the hands of the trade and the U.S. stabilization cooperatives will continue to increase during the year from the current levels, which we estimate at about 270 thousand tons. However, we expect that inventory levels will begin to moderate during fiscal year 2001 as crops are further reduced. Although we will be affected by this period of market imbalance, we believe that Universal will continue to show strong performance, underlining the fundamental strength of our strategy, and we look forward to the market recovery we foresee."

         Allen B. King, President and Chief Operating Officer of Universal Corporation noted, "During this quarter, our U.S. employees suffered from the effects of flooding caused by Hurricane Floyd. Our processing facility at Rocky Mount was severely damaged, and the disruption to the lives of our employees was also severe. While we have flood and other insurance on our plant, many of our employees have lost a great deal, and I applaud the efforts of the Universal family to provide disaster relief. In addition to its contributions to the Red Cross for immediate assistance, Universal is matching generous contributions from employees, customers, and suppliers to a foundation that it has formed for this relief. We are fortunate that none of our employees was severely injured in this disaster, and we are extremely proud of the outpouring of help from the entire Universal family."

         The company cautions readers that the statements contained herein regarding expected earnings and expectations for the company's performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for the company's products and services, costs incurred in providing these products and services, and timing of shipments to customers. Lumber earnings could also be affected by a number of factors, including the translation effects of currency rate changes and unusual weather conditions in the Netherlands. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended June 30, 1999, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.

                                     M O R E


                              UNIVERSAL CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended September 30,
--------------------------------------------------------------------------------------------------------------------------
 (In thousands of dollars, except per share data)                                       1999                 1998
--------------------------------------------------------------------------------------------------------------------------
Sales and other operating revenues                                                          $782,988             $879,285

Costs and expenses
    Cost of goods sold                                                                       653,529              742,701
    Selling, general and administrative expenses                                              77,878               78,314
                                                                                ------------------------------------------

Operating income                                                                              51,581               58,270
    Equity in pretax earnings of unconsolidated affiliates                                     6,596                  570
    Interest expense                                                                          11,776               15,542
                                                                                ------------------------------------------

Income before income taxes and other items                                                    46,401               43,298
    Income taxes                                                                              16,704               16,021
    Minority interests                                                                           195                  220
--------------------------------------------------------------------------------------------------------------------------

Net income                                                                                   $29,502              $27,057
--------------------------------------------------------------------------------------------------------------------------

Earnings per share                                                                             $ .93               $ . 79
--------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share                                                                     $ .93               $ . 78
--------------------------------------------------------------------------------------------------------------------------
Common shares for diluted earnings per share                                              31,707,944           34,483,843




                                                      M O R E

NOTES:
1. Universal Corporation has seasonal operations in domestic and foreign tobacco, lumber and building products, and agri-products. Therefore, the results of operations for the period ended September 30, 1999 are not necessarily indicative of results to be expected for the year ending June 30, 2000. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to current year's presentation.

2. Contingencies: At September 30, 1999, total exposure under guarantees issued for banking facilities of unconsolidated affiliates and suppliers was approximately $39 million. Other contingent liabilities approximate $33 million and relate principally to performance bonds, Common Market guarantees, and accounts receivable sold with recourse. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $30 million. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations. At September 30, 1999, the company had outstanding approximately $23 million of loans to a farmer cooperative in Argentina. The loans are secured by tobacco and liens on real property, processing machinery and equipment and other assets of the cooperative. Although management expects to recover amounts represented by these loans, ultimate collection is contingent upon the ability of the farmers to produce competitively priced tobacco suitable for export, the financial condition and management of the cooperative, and the value of the assets pledged as security for the loans.

3.       Comprehensive Income:

---------------------------------------------------------------------------------------------------
Three months ended September 30.                                         1999            1998
---------------------------------------------------------------------------------------------------
           (in thousands)
           Net income                                                      $29,502         $27,057
           Foreign currency translation adjustment                             821           1,514
                                                                               ---           -----
           Comprehensive income                                            $30,323         $28,571

                                                      M O R E


4.   Reportable Segment Data

---------------------------------------------------------------------------------------------------
 Sales and other operating revenues
---------------------------------------------------------------------------------------------------
Three months ended September 30,                                         1999            1998
---------------------------------------------------------------------------------------------------
(in thousands)
           Tobacco                                                        $509,755        $606,402
           Lumber and building products                                    142,021         139,264
           Agri-products                                                   131,212         133,619
---------------------------------------------------------------------------------------------------
                 Total                                                    $782,988        $879,285
---------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------
Operating income
---------------------------------------------------------------------------------------------------
Three months ended September 30,                                         1999            1998
---------------------------------------------------------------------------------------------------
(in thousands)
           Tobacco                                                         $48,606         $49,463
           Lumber and building products                                      8,810           7,816
           Agri-products                                                     5,058           5,197
                                                                     -------------- ---------------
               Total segments                                               62,474          62,476

           Corporate expenses                                                4,297           3,636
           Interest expense                                                 11,776          15,542
---------------------------------------------------------------------------------------------------
           Income before income taxes and other items                      $46,401         $43,298
---------------------------------------------------------------------------------------------------



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